Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 26, 2018 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $57.1 million, or $0.20 per diluted share, for the three months ended June 30, 2018 compared to $57.9 million, or $0.20 per diluted share, for the three months ended March 31, 2018 and $39.6 million, or $0.14 per diluted share, for the three months ended June 30, 2017.

For the six months ended June 30, 2018, net income totaled $115.0 million, or $0.40 per diluted share, compared to $85.7 million, or $0.29 per diluted share, for the six months ended June 30, 2017.

The Company also announced today that its Board of Directors declared a cash dividend of $0.09 per share to be paid on August 24, 2018 for stockholders of record as of August 10, 2018.

Kevin Cummings, Chairman and CEO, commented, “We delivered another strong quarter at the Bank as year over year earnings per share grew 43% to $0.20 per share. We and our shareholders continue to benefit from our loan diversification and expense control efforts, as well as a lower federal tax rate.”

Mr. Cummings also commented, “We have achieved solid net income despite higher funding costs. We remain committed to our efficient management of capital, evidenced by our repurchase of 3.1 million shares this quarter.”

Performance Highlights

•	Total assets increased $139.2 million, or 0.6%, to $25.36 billion at June 30, 2018 from $25.23 billion at March 31, 2018.

•	Net loans increased $185.9 million, or 0.9%, to $20.54 billion at June 30, 2018 from $20.35 billion at March 31, 2018.

•	Total deposits increased $371.1 million, or 2.2%, to $16.92 billion at June 30, 2018 from $16.55 billion at March 31, 2018.

•	Net interest income for the three months ended June 30, 2018 was $171.3 million, a 2.5% increase compared to the three months ended June 30, 2017.

•	Non-interest income for the three months ended June 30, 2018 was $11.5 million, a 23.2% increase compared to the three months ended June 30, 2017.

•	Efficiency ratio improved to 56.12% for the three months ended June 30, 2018 compared to 60.25% for the three months ended June 30, 2017.

•	During the three months ended June 30, 2018, the Company repurchased 3.1 million shares of its outstanding common stock for approximately $41.2 million.

Financial Performance Overview
Second Quarter 2018 compared to First Quarter 2018
For the second quarter of 2018, net income totaled $57.1 million, a decrease of $828,000 as compared to $57.9 million in the first quarter of 2018. The changes in net income on a sequential quarter basis are highlighted below.

Net interest income decreased by $1.2 million, or 0.7%, as compared to the first quarter of 2018. Changes within interest income and expense categories are as follows:

•
Interest expense increased $8.0 million, primarily attributable to the weighted average cost of interest-bearing liabilities which increased 15 basis points to 1.37% for the three months ended June 30, 2018. Additionally, the average balance of total interest-bearing liabilities increased $268.6 million, or 1.4%, to $19.57 billion.

•
An increase in interest and dividend income of $6.8 million, or 3.0%, to $238.4 million as compared to the first quarter of 2018 primarily attributed to a $337.6 million increase in the average balance of net loans from organic loan growth, offset by paydowns and payoffs, and a 7 basis point increase in the weighted average loan yield to 4.16%, predominately driven by higher average yields on new loan originations.

•	Prepayment penalties, which are included in interest income, totaled $5.6 million for the three months ended June 30, 2018 as compared to $5.2 million for the three months ended March 31, 2018.

Net interest margin decreased 5 basis points to 2.80% for the three months ended June 30, 2018 compared to the three months ended March 31, 2018, primarily driven by the higher costs of interest-bearing liabilities.

Total non-interest income was $11.5 million for the three months ended June 30, 2018, an increase of $2.4 million, or 26.0%, as compared to the three months ended March 31, 2018, primarily driven by an increase in gain on securities of $1.2 million and an increase in other income attributed to non-depository investment products of $709,000.

Total non-interest expenses were $102.6 million for the three months ended June 30, 2018, an increase of $1.5 million, or 1.5%, as compared to the first quarter of 2018. For the three months ended June 30, 2018, compensation and fringe benefits increased $1.7 million and advertising and promotional expense increased $1.7 million. These increases were partially offset by office occupancy and equipment expense which decreased $1.9 million.

Income tax expense was $19.1 million for the three months ended June 30, 2018 and $20.1 million for the three months ended March 31, 2018. The effective tax rate was 25.1% for the three months ended June 30,

2018 and 25.7% for the three months ended March 31, 2018. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $503,000 for the three months ended June 30, 2018 compared to $811,000 for the three months ended March 31, 2018. On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and requires companies to file combined tax returns beginning in 2019. The Company is currently evaluating the effect of this new legislation on its net deferred tax asset and future tax expense.

Second Quarter 2018 compared to Second Quarter 2017
For the second quarter of 2018, net income totaled $57.1 million, an increase of $17.5 million as compared to $39.6 million in the second quarter of 2017. The changes in net income on a year over year quarter basis are highlighted below.

On a year over year basis, second quarter of 2018 net interest income increased by $4.2 million, or 2.5%, as compared to the second quarter of 2017 due to:

•
An increase in interest and dividend income of $22.9 million, or 10.6%, to $238.4 million primarily as a result of a $941.0 million increase in the average balance of net loans from organic loan growth and the acquired equipment finance portfolio, offset by paydowns and payoffs. The weighted average yield on net loans increased 18 basis points to 4.16% primarily driven by higher average yields on new loan origination volume and an increase in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $5.6 million for the three months ended June 30, 2018 as compared to $3.1 million for the three months ended June 30, 2017.

•
Interest expense increased $18.6 million, or 38.5%, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 32 basis points to 1.37% for the three months ended June 30, 2018. Additionally, the average balance of interest-bearing deposits increased $1.06 billion, or 7.9%, to $14.51 billion for the three months ended June 30, 2018 and the average balance of total borrowed funds increased $80.1 million, or 1.6%, to $5.06 billion.

Net interest margin decreased 7 basis points year over year to 2.80% for the three months ended June 30, 2018 from 2.87% for the three months ended June 30, 2017, primarily driven by the higher costs of interest-bearing liabilities.

Total non-interest income was $11.5 million for the three months ended June 30, 2018, an increase of $2.2 million, or 23.2%, as compared to the three months ended June 30, 2017, primarily driven by an increase in gain on securities of $1.1 million and an increase in other income attributed to non-depository investment products of $1.0 million.

Total non-interest expenses decreased $3.7 million, or 3.5%, year over year. For the three months ended June 30, 2018, professional fees decreased $10.8 million largely attributable to lower consulting fees associated with risk management and compliance efforts. Partially offsetting this decrease, compensation and fringe benefits increased $6.9 million as a result of additions to our staff to support the growth and build out of our risk management and operating infrastructure, as well as normal merit and benefit increases.

Income tax expense was $19.1 million for the three months ended June 30, 2018 and $24.5 million for the three months ended June 30, 2017. The effective tax rate was 25.1% for the three months ended June 30, 2018 and 38.2% for the three months ended June 30, 2017. The decrease in the effective tax rate is primarily driven by the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $503,000 for the three months ended June 30, 2018 and $173,000 for the three months ended June 30, 2017.

Six Months Ended June 30, 2018 compared to Six Months Ended June 30, 2017
Net income increased by $29.4 million year over year to $115.0 million for the six months ended June 30, 2018. The change in net income year over year is the result of the following:

Net interest income increased by $9.6 million, or 2.9%, as compared to the six months ended June 30, 2017 due to:

•
Total interest and dividend income increased by $44.4 million, or 10.4%, to $470.0 million for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, primarily attributed to a $1.06 billion increase in the average balance of net loans from organic loan growth and the acquired equipment finance portfolio, offset by paydowns and payoffs. The weighted average yield on net loans increased 17 basis points to 4.13% primarily driven by higher average yields on new loan origination volume and an increase in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $10.9 million for the six months ended June 30, 2018, as compared to $6.2 million for the six months ended June 30, 2017.

•
Total interest expense increased by $34.8 million, or 38.0%, to $126.2 million for the six months ended June 30, 2018, as compared to the six months ended June 30, 2017, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 29 basis points to 1.30% for the six months ended June 30, 2018. In addition, the average balance of total interest-bearing liabilities increased $1.27 billion, or 7.0%, to $19.44 billion for the six months ended June 30, 2018.

Net interest margin decreased 9 basis points to 2.82% for the six months ended June 30, 2018 from 2.91% for the six months ended June 30, 2017, primarily driven by the higher costs of interest-bearing liabilities.

Total non-interest income was $20.6 million for the six months ended June 30, 2018, an increase of $1.6 million, or 8.2%, as compared to the six months ended June 30, 2017. The increase was driven by a $1.4 million increase in other income attributed to non-depository investment products, an increase of $938,000 in income on bank owned life insurance and an increase of $798,000 in fees and service charges. These increases were partially offset by a $1.3 million decrease in gain on loans, net.

Total non-interest expenses were $203.7 million for the six months ended June 30, 2018, a decrease of $2.2 million, or 1.0%, as compared to the six months of 2017. Professional fees decreased $13.8 million for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, largely attributable to lower consulting fees associated with risk management and compliance efforts. Partially offsetting this decrease, compensation and fringe benefits increased $8.7 million as a result of additions to our staff to support the growth and build out of our risk management and operating infrastructure, as well as normal merit increases. Office occupancy and equipment expense increased $2.1 million.

Income tax expense was $39.2 million for the six months ended June 30, 2018 compared to $51.7 million for the six months ended June 30, 2017. The effective tax rate was 25.4% for the six months ended June 30, 2018 and 37.6% for the six months ended June 30, 2017. The decrease in the effective tax rate is primarily driven by the enactment of the Tax Act. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $1.3 million for the six months ended June 30, 2018 and $1.5 million for the six months ended June 30, 2017.

Asset Quality

Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended June 30, 2018, our provision for loan losses was $4.0 million, compared to $2.5 million for the three months ended March 31, 2018 and $6.0 million for the three months ended June 30, 2017. For the three months ended June 30, 2018, net charge-offs were $4.3 million compared to net charge-offs of $2.3 million for the three months ended March 31, 2018 and net charge-offs of $6.9 million for the three months ended June 30, 2017. Our provision for loan losses was $6.5 million for the six months ended June 30, 2018 compared with $10.0 million for the six months ended June 30, 2017. For the six months ended June 30, 2018, net charge-offs were $6.6 million compared to $8.3 million for the six months ended June 30, 2017.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans were $134.6 million, or 0.65% of total loans, at June 30, 2018 compared to $136.0 million, or 0.66% of total loans, at March 31, 2018 and $135.7 million, or 0.68% of total loans, at December 31, 2017. We continue to proactively and diligently work to resolve our troubled loans.

At June 30, 2018, there were $40.2 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.3 million were residential and consumer loans, $11.3 million were commercial and industrial loans, $904,000 were multi-family loans and $634,000 were commercial real estate loans. TDRs of $12.8 million were classified as accruing and $27.4 million were classified as non-accrual at June 30, 2018.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	101	$20.6	97	$16.9	126	$20.0	108	$21.5	86	$14.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	6	27.4	3	5.0	5	6.3	10	15.8	4	10.4
Commercial real estate	9	8.7	5	5.7	5	4.6	6	32.3	2	1.9
Commercial and industrial	7	2.9	6	3.4	11	4.3	8	0.6	6	0.6
Total 30 to 59 days past due	123	59.6	111	31.0	147	35.2	132	70.2	98	27.1
60 to 89 days past due:
Residential and consumer	37	9.5	46	7.7	50	8.2	47	7.7	35	5.8
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	—	—	2	7.7	—	—	—	—
Commercial real estate	—	—	1	0.3	2	0.8	2	1.0	—	—
Commercial and industrial	1	2.1	1	0.1	—	—	2	1.4	1	0.3
Total 60 to 89 days past due	38	11.6	48	8.1	54	16.7	51	10.1	36	6.1
Total accruing past due loans	161	$71.2	159	$39.1	201	$51.9	183	$80.3	134	$33.2
Non-accrual:
Residential and consumer	375	$69.2	390	$72.5	427	$76.4	417	$74.3	447	$81.0
Construction	1	0.3	1	0.3	1	0.3	—	—	—	—
Multi-family	9	19.5	8	20.2	5	15.0	4	14.2	6	19.0
Commercial real estate	36	16.7	38	19.7	37	34.0	31	35.3	36	75.6
Commercial and industrial	13	28.9	19	23.3	11	10.0	6	1.9	5	1.8
Total non-accrual loans	434	$134.6	456	$136.0	481	$135.7	458	$125.7	494	$177.4
Accruing troubled debt restructured loans	56	$12.8	54	$12.4	49	$11.0	58	$13.4	45	$11.7
Non-accrual loans to total loans		0.65%		0.66%		0.68%		0.63%		0.89%
Allowance for loan losses as a percent of non-accrual loans		171.46%		169.97%		170.17%		183.09%		129.68%
Allowance for loan losses as a percent of total loans		1.11%		1.12%		1.15%		1.15%		1.16%

Balance Sheet Summary

Total assets increased $235.6 million, or 0.9%, to $25.36 billion at June 30, 2018 from December 31, 2017. Net loans increased $685.0 million, or 3.5%, to $20.54 billion at June 30, 2018, securities decreased $202.4 million, or 5.3%, to $3.58 billion at June 30, 2018, and cash decreased $422.4 million to $196.0 million at June 30, 2018 from December 31, 2017.

The detail of the loan portfolio (including PCI loans) is below:

	June 30, 2018	March 31, 2018	December 31, 2017
	(In thousands)
Commercial Loans:
Multi-family loans	$7,903,469	7,844,123	7,802,835
Commercial real estate loans	4,654,592	4,593,577	4,548,101
Commercial and industrial loans	2,147,430	2,024,903	1,625,375
Construction loans	270,892	390,853	416,883
Total commercial loans	14,976,383	14,853,456	14,393,194
Residential mortgage loans	5,140,556	5,083,779	5,026,517
Consumer and other	668,127	665,647	671,137
Total Loans	20,785,066	20,602,882	20,090,848
Deferred fees and premiums on purchased loans, net	(17,141)	(20,506)	(7,778)
Allowance for loan losses	(230,838)	(231,144)	(230,969)
Net loans	$20,537,087	20,351,232	19,852,101

During the six months ended June 30, 2018, we originated $745.0 million in multi-family loans, $440.3 million in commercial and industrial loans, $308.1 million in commercial real estate loans, $288.8 million in residential loans, $67.3 million in construction loans and $41.9 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. During February 2018, we completed the acquisition of a $345.8 million equipment finance portfolio, comprised of both loans and leases, which is classified within our commercial and industrial portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months ended June 30, 2018, we purchased loans totaling $170.9 million from these entities. In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $19.3 million during the six months ended June 30, 2018.

The allowance for loan losses decreased by $131,000 to $230.8 million at June 30, 2018 from $231.0 million at December 31, 2017. Our allowance for loan losses is impacted by the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At June 30, 2018, our allowance for loan losses as a percent of total loans was 1.11%.

Securities decreased by $202.4 million, or 5.3%, to $3.58 billion at June 30, 2018 from $3.78 billion at December 31, 2017. This decrease was a result of paydowns, partially offset by purchases. Bank owned life insurance increased $53.2 million to $208.8 million at June 30, 2018. During the six months ended June 30, 2018, we purchased $125.0 million of bank owned life insurance and surrendered $71.1 million of an older policy. The proceeds from the surrendered policy are included as a receivable in other assets and are expected to be received in the third quarter. Goodwill and intangible assets increased $3.0 million to $100.6 million at June 30, 2018 primarily due to the acquisition of the equipment finance portfolio.

Deposits decreased by $440.3 million, or 2.5%, from $17.36 billion at December 31, 2017 to $16.92 billion at June 30, 2018 primarily driven by decreases in interest-bearing checking and money market accounts, partially offset by an increase in time deposits. Checking accounts decreased $678.9 million to $6.65 billion at June 30, 2018 from $7.33 billion at December 31, 2017. Core deposits (savings, checking and money market) represented approximately 75% of our total deposit portfolio at June 30, 2018 compared to 80% at December 31, 2017.

Borrowed funds increased by $683.5 million, or 15.3%, to $5.14 billion at June 30, 2018 from $4.46 billion at December 31, 2017 to fund the growth of the loan portfolio as deposits declined.

Stockholders’ equity decreased by $34.5 million to $3.09 billion at June 30, 2018 from $3.13 billion at December 31, 2017, primarily attributed to the repurchase of 7.6 million shares of common stock for $103.0 million and cash dividends of $0.18 per share totaling $54.5 million during the six months ended June 30, 2018. These decreases were partially offset by net income of $115.0 million and share-based plan activity of $17.6 million for the six months ended June 30, 2018. The Bank remains significantly above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 10.91% at June 30, 2018.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2018 operated from its corporate headquarters in Short Hills, New Jersey and 151 branches located throughout New Jersey and New York.

Earnings Conference Call July 27, 2018 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Friday, July 27, 2018 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10121999

A telephone replay will be available beginning on July 27, 2018 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on October 26, 2018. The replay number is (877) 344-7529, password 10121999. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	June 30, 2018	March 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$195,995	153,439	618,394
Equity securities	5,753	5,677	5,701
Debt securities available-for-sale, at estimated fair value	1,915,265	1,940,588	1,982,026
Debt securities held-to-maturity, net (estimated fair value of $1,659,095, $1,717,381 and $1,820,125 at June 30, 2018, March 31, 2018 and December 31, 2017, respectively)	1,660,967	1,715,531	1,796,621
Loans receivable, net	20,537,087	20,351,232	19,852,101
Loans held-for-sale	5,949	1,011	5,185
Federal Home Loan Bank stock	247,410	264,919	231,544
Accrued interest receivable	73,944	74,200	72,855
Other real estate owned	5,190	4,873	5,830
Office properties and equipment, net	176,546	177,368	180,231
Net deferred tax asset	131,761	130,250	121,663
Bank owned life insurance	208,818	207,274	155,635
Goodwill and intangible assets	100,621	101,609	97,665
Other assets	99,586	97,706	3,793
Total assets	$25,364,892	25,225,677	25,129,244
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$16,917,405	16,546,325	17,357,697
Borrowed funds	5,144,987	5,361,260	4,461,533
Advance payments by borrowers for taxes and insurance	116,482	128,745	104,308
Other liabilities	95,035	97,266	80,255
Total liabilities	22,273,909	22,133,596	22,003,793
Stockholders’ equity	3,090,983	3,092,081	3,125,451
Total liabilities and stockholders’ equity	$25,364,892	25,225,677	25,129,244

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$211,791	204,722	192,891	416,513	378,852
Securities:
GSE obligations	273	274	28	547	36
Mortgage-backed securities	19,633	20,022	17,274	39,655	33,983
Equity	33	35	30	68	78
Municipal bonds and other debt	2,432	2,258	2,136	4,690	6,204
Interest-bearing deposits	409	455	177	864	284
Federal Home Loan Bank stock	3,831	3,801	2,972	7,632	6,165
Total interest and dividend income	238,402	231,567	215,508	469,969	425,602
Interest expense:
Deposits	42,067	36,376	25,336	78,443	47,520
Borrowed funds	25,034	22,707	23,116	47,741	43,907
Total interest expense	67,101	59,083	48,452	126,184	91,427
Net interest income	171,301	172,484	167,056	343,785	334,175
Provision for loan losses	4,000	2,500	6,000	6,500	10,000
Net interest income after provision for loan losses	167,301	169,984	161,056	337,285	324,175
Non-interest income:
Fees and service charges	5,230	5,458	4,962	10,688	9,890
Income on bank owned life insurance	1,543	1,286	1,166	2,829	1,891
Gain on loans, net	663	257	1,206	920	2,198
Gain (loss) on securities, net	1,147	(46)	48	1,101	1,275
Gain on sales of other real estate owned, net	184	153	251	337	425
Other income	2,711	2,002	1,687	4,713	3,344
Total non-interest income	11,478	9,110	9,320	20,588	19,023
Non-interest expense:
Compensation and fringe benefits	60,799	59,061	53,881	119,860	111,155
Advertising and promotional expense	3,807	2,087	4,516	5,894	6,601
Office occupancy and equipment expense	14,717	16,578	14,333	31,295	29,180
Federal insurance premiums	4,525	4,500	3,900	9,025	7,610
General and administrative	693	500	842	1,193	1,576
Professional fees	3,801	4,402	14,580	8,203	22,001
Data processing and communication	7,106	6,123	5,914	13,229	11,774
Other operating expenses	7,136	7,834	8,302	14,970	15,929
Total non-interest expenses	102,584	101,085	106,268	203,669	205,826
Income before income tax expense	76,195	78,009	64,108	154,204	137,372
Income tax expense	19,098	20,084	24,475	39,182	51,719
Net income	$57,097	57,925	39,633	115,022	85,653
Basic earnings per share	$0.20	0.20	0.14	0.40	0.29
Diluted earnings per share	$0.20	0.20	0.14	0.40	0.29

Basic weighted average shares outstanding	284,502,818	287,685,531	291,127,119	286,085,380	291,156,097
Diluted weighted average shares outstanding	285,733,542	289,131,916	293,130,285	287,413,166	293,264,007

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$178,293	409	0.92%	$199,283	455	0.91%	$162,787	177	0.43%
Equity securities	5,714	33	2.31%	5,702	35	2.46%	5,509	30	2.18%
Debt securities available-for-sale	1,990,306	10,829	2.18%	2,020,833	10,852	2.15%	1,793,254	8,959	2.00%
Debt securities held-to-maturity	1,693,025	11,509	2.72%	1,759,737	11,702	2.66%	1,672,517	10,479	2.51%
Net loans	20,348,913	211,791	4.16%	20,011,353	204,722	4.09%	19,407,939	192,891	3.98%
Federal Home Loan Bank stock	255,362	3,831	6.00%	239,100	3,801	6.36%	259,497	2,972	4.58%
Total interest-earning assets	24,471,613	238,402	3.90%	24,236,008	231,567	3.82%	23,301,503	215,508	3.70%
Non-interest earning assets	741,974			697,486			761,432
Total assets	$25,213,587			$24,933,494			$24,062,935

Interest-bearing liabilities:
Savings	$2,146,880	2,953	0.55%	$2,331,475	3,290	0.56%	$2,120,219	2,045	0.39%
Interest-bearing checking	4,487,247	14,057	1.25%	4,812,897	13,579	1.13%	4,266,755	8,346	0.78%
Money market accounts	3,858,022	10,497	1.09%	4,091,149	9,292	0.91%	4,175,137	8,104	0.78%
Certificates of deposit	4,017,105	14,560	1.45%	3,398,732	10,215	1.20%	2,887,454	6,841	0.95%
Total interest-bearing deposits	14,509,254	42,067	1.16%	14,634,253	36,376	0.99%	13,449,565	25,336	0.75%
Borrowed funds	5,060,767	25,034	1.98%	4,667,160	22,707	1.95%	4,980,705	23,116	1.86%
Total interest-bearing liabilities	19,570,021	67,101	1.37%	19,301,413	59,083	1.22%	18,430,270	48,452	1.05%
Non-interest-bearing liabilities	2,535,093			2,508,888			2,458,208
Total liabilities	22,105,114			21,810,301			20,888,478
Stockholders’ equity	3,108,473			3,123,193			3,174,457
Total liabilities and stockholders’ equity	$25,213,587			$24,933,494			$24,062,935

Net interest income		$171,301			$172,484			$167,056

Net interest rate spread			2.53%			2.60%			2.65%

Net interest earning assets	$4,901,592			$4,934,595			$4,871,233

Net interest margin			2.80%			2.85%			2.87%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.26	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Six Months Ended
	June 30, 2018			June 30, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$188,730	864	0.92%	$153,516	284	0.37%
Equity securities	5,708	68	2.38%	5,768	78	2.70%
Debt securities available-for-sale	2,005,485	21,681	2.16%	1,754,586	17,207	1.96%
Debt securities held-to-maturity	1,726,197	23,211	2.69%	1,698,489	23,016	2.71%
Net loans	20,181,066	416,513	4.13%	19,118,385	378,852	3.96%
Federal Home Loan Bank stock	247,276	7,632	6.17%	250,377	6,165	4.92%
Total interest-earning assets	24,354,462	469,969	3.86%	22,981,121	425,602	3.70%
Non-interest earning assets	719,852			758,317
Total assets	$25,074,314			$23,739,438

Interest-bearing liabilities:
Savings	$2,238,667	6,243	0.56%	$2,113,192	3,879	0.37%
Interest-bearing checking	4,649,173	27,636	1.19%	4,185,870	14,829	0.71%
Money market accounts	3,973,942	19,789	1.00%	4,177,217	15,294	0.73%
Certificates of deposit	3,709,627	24,775	1.34%	2,886,273	13,518	0.94%
Total interest bearing deposits	14,571,409	78,443	1.08%	13,362,552	47,520	0.71%
Borrowed funds	4,865,051	47,741	1.96%	4,801,159	43,907	1.83%
Total interest-bearing liabilities	19,436,460	126,184	1.30%	18,163,711	91,427	1.00%
Non-interest-bearing liabilities	2,522,062			2,412,101
Total liabilities	21,958,522			20,575,812
Stockholders’ equity	3,115,792			3,163,626
Total liabilities and stockholders’ equity	$25,074,314			$23,739,438

Net interest income		$343,785			$334,175

Net interest rate spread			2.56%			2.70%

Net interest earning assets	$4,918,002			$4,817,410

Net interest margin			2.82%			2.91%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.27	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Return on average assets	0.91%	0.93%	0.66%	0.92%	0.72%
Return on average equity	7.35%	7.42%	4.99%	7.38%	5.41%
Return on average tangible equity	7.59%	7.67%	5.16%	7.63%	5.59%
Interest rate spread	2.53%	2.60%	2.65%	2.56%	2.70%
Net interest margin	2.80%	2.85%	2.87%	2.82%	2.91%
Efficiency ratio	56.12%	55.67%	60.25%	55.90%	58.27%
Non-interest expense to average total assets	1.63%	1.62%	1.77%	1.62%	1.73%
Average interest-earning assets to average interest-bearing liabilities	1.25	1.26	1.26	1.25	1.27

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		June 30, 2018	March 31, 2018	December 31, 2017
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.60%	0.61%	0.61%
Non-performing loans as a percent of total loans		0.71%	0.72%	0.73%
Allowance for loan losses as a percent of non-accrual loans		171.46%	169.97%	170.17%
Allowance for loan losses as a percent of total loans		1.11%	1.12%	1.15%

Capital Ratios:
Tier 1 Leverage Ratio (1)		10.91%	11.09%	11.00%
Common equity tier 1 risk-based (1)		13.27%	13.58%	13.94%
Tier 1 Risk-Based Capital (1)		13.27%	13.58%	13.94%
Total Risk-Based Capital (1)		14.39%	14.73%	15.13%
Equity to total assets (period end)		12.19%	12.26%	12.44%
Average equity to average assets		12.33%	12.53%	12.74%
Tangible capital to tangible assets (2)		11.84%	11.90%	12.10%
Book value per common share (2)		$10.77	$10.68	$10.64
Tangible book value per common share (2)		$10.42	$10.33	$10.31

Other Data:
Number of full service offices		151	150	156
Full time equivalent employees		1,964	1,901	1,931

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	June 30, 2018	March 31, 2018	December 31, 2017

Total stockholders’ equity	$3,090,983	3,092,081	3,125,451
Goodwill and intangible assets	100,621	101,609	97,665
Tangible stockholders’ equity	$2,990,362	2,990,472	3,027,786

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(60,029,302)	(57,274,414)	(52,944,765)
Shares outstanding	299,041,550	301,796,438	306,126,087
Unallocated ESOP shares	(12,079,298)	(12,197,723)	(12,316,149)
Book value shares	286,962,252	289,598,715	293,809,938

Book Value per Share	$10.77	$10.68	$10.64
Tangible Book Value per Share	$10.42	$10.33	$10.31

Total assets	$25,364,892	25,225,677	25,129,244
Goodwill and intangible assets	100,621	101,609	97,665
Tangible assets	$25,264,271	25,124,068	25,031,579

Tangible capital to tangible assets	11.84%	11.90%	12.10%